MEDIFAST, INC. AMENDED AND RESTATED 2012 SHARE INCENTIVE PLAN
GRANT NOTICE NONEMPLOYEE DIRECTOR DEFERRED SHARES

Medifast, Inc. (the “Company”) hereby grants to the Participant named below Deferred Shares ( “RSUs”) pursuant to the Medifast, Inc. Amended and Restated 2012 Share Incentive Plan (the “Plan”) in the number specified below, which shall vest in accordance with the Vesting Schedule. Each RSU relates and corresponds in value to a single share of Company common stock (“Share”) and represents the right to receive one Share for each vested RSU.

The RSUs are subject to all of the terms and conditions as set forth in this Grant Notice, the Deferred Share Award Agreement (the “Award Agreement”) and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement.

Participant Name:	________________________________
Grant Date:	________________________________
Number of RSUs Granted:	________________________________
Vesting Schedule:	________________________________

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms set forth in this Grant Notice, the Award Agreement and the Plan (by accepting this Grant Notice and attached Award Agreement electronically, you agree to the terms and conditions in the Grant Notice, Award Agreement and Plan).

Participant further acknowledges that as of the Grant Date, this Grant Notice, the Award Agreement, and the Plan, set forth the entire understanding between Participant and the Company regarding the acquisition of Shares in accordance with this Grant Notice, the Award Agreement and the Plan and supersede all prior oral and written Award Agreements on that subject.

MEDIFAST, INC. AMENDED AND RESTATED 2012 SHARE INCENTIVE PLAN
DEFERRED SHARE NONEMPLOYEE DIRECTOR AWARD AGREEMENT

Pursuant to your Deferred Share Grant Notice (“Grant Notice”) and this Award Agreement, Medifast, Inc. (the “Company”) has granted to you Deferred Shares (“RSUs” or “Award”) under the Plan covering the number of RSUs indicated in your Grant Notice, which vest in accordance with the Vesting Schedule indicated in your Grant Notice and this Award Agreement.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your RSUs are as follows:

1.Determination of Number of Vested RSUs. Your RSUs are subject to the Vesting Schedule set forth in your Grant Notice. On each vesting date (“Vesting Date”) set forth in the Vesting Schedule, you will vest in the specified percentage of your RSUs, and your vested RSUs shall be settled in accordance with the terms of this Award Agreement; provided that you satisfy the requirements of Section 2 of this Agreement or vest in your RSUs in accordance with Section 3 of this Award Agreement.

2.Eligibility for Payment or Distribution. You must be continuously participating on the Board of Directors of the Company or any of its subsidiaries from the Grant Date through and up to a Vesting Date specified in your Grant Notice to be eligible for a payment or distribution of your RSUs that vest and become nonforfeitable on such Vesting Date. If you incur a Termination of Service prior to a Vesting Date, you will forfeit any non-vested RSUs that you then hold on the date of such Termination of Service and you shall not be entitled to any distribution or payout with respect to such forfeited RSUs, except as otherwise expressly provided in Section 5 of this Award Agreement.

3.Effect of a Change in Control Prior to a Vesting Date. The treatment of any nonvested RSUs that you hold upon or after a Change in Control will be determined under Section 8 of the Plan.

4.Form and Timing of Settlement of RSUs. Except to the extent that an election to defer the RSUs has been made pursuant to the Company’s Director Deferred Compensation Plan, within thirty (30) days of a Vesting Date, the Company will issue and deliver to you the number of shares of Stock equal to the number of your RSUs that vested on such Vesting Date, subject to satisfaction of applicable tax and/or other obligations as described in Section 9 of this Award Agreement.

5.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, you hold RSUs granted pursuant to this Award Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date (the “Dividend Equivalent” or “DER”). Such account is intended to constitute an “unfunded” account, and neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust of any kind. Amounts credited to such account with respect to RSUs that vest in accordance with Sections 2 or 3 of this Award Agreement will become vested DERs and will be paid to you in cash, Shares, or a combination thereof, as determined by the Committee in its sole discretion, at the same time as your vested RSUs are settled. You shall not be entitled to receive any interest with respect to the timing of payment of DERs. In the event all or any portion of the RSUs granted to you pursuant to this Award Agreement fail to become vested under Sections 2 or 3 of this Award Agreement, the unvested DERs accumulated in your account with respect to such RSUs shall be forfeited.

6.Delivery of Shares. The Company shall deliver such Shares in settlement of your vested RSUs to you in accordance with this Section 6; provided, however, the Company shall not be obligated to deliver Shares to you if (i) you have not satisfied all applicable tax withholding obligations, (ii) Shares are not properly registered or subject to an applicable exemption therefrom, (iii) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (iv) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. At the discretion of the Company, Shares may be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent, or upon written request from you (or your personal representative, beneficiary or estate, as the case may be) in certificates in your name (or your personal representative, beneficiary or estate).You shall not acquire or have any rights as a shareholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Award Agreement.

7.Forfeiture and Recoupment. Notwithstanding any provision of this Award Agreement or the Plan to the contrary, you agree that your right to retain your Award, to retain any amount received pursuant to your Award and to retain any profit or gain you realized in connection with sale of such Shares, shall be subject to any recoupment or “clawback” policy or forfeiture policy adopted by the Company.

8.Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your RSUs, including (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other RSU holders, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

9.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your RSUs or your other compensation.

10.Restrictions on Transferability. Your RSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

11.Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

12.Securities Laws. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Award Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Award Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

13.Data Privacy. To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Award Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

14.No Right to Further Awards. The Company has granted your RSUs in its sole discretion. Your Grant Notice, this Award Agreement and the Plan do not confer to you any right or entitlement to receive another grant of RSUs, or any other similar award at any time in the future or in respect of any future period. Your RSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

15.Notices. Any notice required or permitted to be given under this Award Agreement, or Grant Notice or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
Medifast, Inc.
100 International Drive
18th Floor
Baltimore, Maryland 21202
Attn.: General Counsel
If to the Participant:
To the last address delivered to the Company by the
Participant in the manner set forth herein.
16.General Provisions.

a.Headings. The headings preceding the text of the sections in this Award Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Award Agreement, nor shall they affect its meaning, construction, or effect.

b.Severability. If any provision of this Award Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.Governing Documents. This Award Agreement is subject to all of the terms and conditions as set forth in your Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your Grant Notice, this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSU’s. Any prior Award Agreements, commitments or negotiations concerning the RSUs are superseded. In the event of any conflict between the provisions of your Grant Notice and this Award Agreement and those of the Plan, the provisions of the Plan shall control.

d.Binding on Parties. The provisions of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.Applicable Law. Your Grant Notice and this Award Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law, with consent of jurisdiction by you in the State of Maryland.

f.Rescission of Award Agreement and RSU Grant. Your RSUs granted under this Award Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.Administration of RSUs. All questions arising under your Grant Notice, this Award Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your Grant Notice, this Award Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.No Shareholder Rights. The RSUs granted to you under pursuant this Award Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the RSUs, if at all (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs prior to the date Shares are issued to you in settlement of the RSUs (or an appropriate book entry has been made).

i.Unfunded Arrangement. The RSUs create a contractual obligation on the part of the Company to distribute to you Shares in connection with the vesting of the RSUs at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest under this Agreement shall have any interest whatsoever in any specific assets of the Company. Your right to receive Shares under this Agreement is that of an unsecured general creditor of Company.

j.Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Award Agreement is not a stock certificate or a negotiable instrument.